June 1, 2019

Comgest Asset Management International Limited

46 St. Stephen’s Green

Dublin 2

Ireland

Investment Advisory Agreement For Subadviser

(Harbor Focused International Fund)

Dear Sir or Madam:

Harbor Capital Advisors, Inc. (the “Adviser”), a Delaware corporation, with its principal offices at 111 South Wacker Drive, Chicago, Illinois 60606, is the investment adviser to Harbor Funds (the “Trust”) on behalf of Harbor Focused International Fund (the “Fund”). The Trust has been organized as a statutory trust under the laws of the State of Delaware to engage in the business of an investment company. The Trust is an open-end, management investment company registered under the Investment Company Act of 1940, as amended (the “Investment Company Act”). The shares of beneficial interest of the Trust (the “Shares”) are divided into multiple series, including the Fund, as established pursuant to a written instrument executed by the Board of Trustees of the Trust (the “Board” or the “Trustees”). Pursuant to authority granted to the Adviser by the Trust’s Trustees, the Adviser has selected Comgest Asset Management International Limited (“you”, “your” or “yourself”) to act as a sub-investment adviser of the Fund and to provide certain other services, as more fully set forth herein (the “Agreement”). You are willing to act as such a sub-investment adviser and to perform such services under the Agreement. Accordingly, the Adviser and the Trust on behalf of the Fund agree with you as follows:

1.	Delivery of Fund Documents. The Adviser has furnished you with copies, properly certified or authenticated, of each of the following:

(a)	Agreement and Declaration of Trust of the Trust, as in effect on the date hereof (the “Declaration of Trust”);

(b)	By-Laws of the Trust as in effect on the date hereof (the “By-Laws”); and

(c)	Resolutions of the Trustees selecting the Adviser as investment adviser and you as a sub-investment adviser and approving the form of this Agreement.

The Adviser will furnish you from time to time with copies of all material amendments of or supplements to the foregoing.

COMGEST ASSET MANAGEMENT INTERNATIONAL LIMITED

HARBOR FOCUSED INTERNATIONAL FUND

JUNE 1, 2019

2.

Advisory Services. You will regularly provide the Fund with advice concerning the investment management of that portion of the Fund’s assets that are allocated to you, which advice shall be consistent with the investment objectives and policies of the Fund as set forth in the Fund’s Prospectus and Statement of Additional Information, as amended or supplemented, and any investment guidelines or other instructions received in writing from the Adviser. The Board or the Adviser may, from time to time, make additions to and withdrawals from the assets of the Fund allocated to you. You will determine what securities and other financial instruments shall be purchased for such portion of the Fund’s assets, what securities and other financial instruments shall be held or sold by such portions of the Fund’s assets, and what portion of such assets shall be held uninvested, subject always to the provisions of the Trust’s Declaration of Trust and By-Laws, and to the investment objectives, policies and restrictions of the Fund, as each of the same shall be from time to time in effect as set forth in the Fund’s Prospectus and Statement of Additional Information, as amended or supplemented, or any investment guidelines or other instructions received by you in writing from the Adviser, and subject, further, to such policies and instructions as the Board may from time to time establish and deliver to you. In accordance with paragraph 5, you or your agent shall arrange for the placing of all orders for the purchase and sale of portfolio securities with brokers or dealers selected by you for that portion of the Fund’s assets for which you serve as sub-investment adviser. To the extent permitted by the Prospectus and other documents and instructions noted above, you are authorized, on behalf of the Fund, to negotiate and finalize on behalf of the Fund the terms of any account opening documents, prime brokerage, futures and other related agreements, any ISDA master agreement or any other master investment or derivative trading documentation, including any schedule or annex thereto, any related clearing agreements or control agreements and any other agreement related to the foregoing (collectively, “Trading Agreements”). Upon the reasonable request of the Adviser, you shall provide a copy of any Trading Agreement to the Adviser. You are also authorized, on behalf of the Fund, to (i) issue to brokers, banks and other entities instructions to purchase, sell, exchange, convert, trade, borrow, pledge and otherwise generally deal in and with any security instrument or other asset for the account of the Fund; and (ii) acknowledge the receipt of brokers’ risk disclosure statements, electronic trading disclosure statements and similar disclosures.

You shall have no responsibility for actions taken in reliance on the Declaration of Trust; the By-Laws; the Fund’s written investment objectives and policies; the Prospectus and Statement of Additional Information; and written instructions, each as in effect from time to time. You will conform your conduct to, and will ensure that your management of the portion of the Fund’s assets allocated to you complies with, the Investment Company Act and Investment Advisers Act of 1940, as amended (the “Investment Advisers Act”), and all rules and regulations thereunder, the requirements for qualification of the Fund as a regulated investment company under Subchapter M of the Internal Revenue Code of 1986, as amended (the “Code”), all other applicable federal and state laws and regulations, and with the provisions of the Fund’s Prospectus and Statement of Additional Information, as amended or supplemented, under the Securities Act of 1933, as amended, and the Investment Company Act.

COMGEST ASSET MANAGEMENT INTERNATIONAL LIMITED

HARBOR FOCUSED INTERNATIONAL FUND

JUNE 1, 2019

You shall maintain written compliance policies and procedures that are reasonably designed to ensure the Fund’s compliance with the foregoing and to prevent yourself and the Fund from violating applicable federal securities laws. You agree to provide the Trust and the Adviser with such reports and certifications and with such access to your officers and employees as the Trust or Adviser may reasonably request for the purpose of assessing the adequacy of your compliance policies and procedures. You agree to notify the Adviser immediately upon detection of any breach of any of the Fund’s policies, guidelines or procedures and of any violation of any applicable law or regulation, including the Investment Company Act and Subchapter M of the Code, relating to that portion of the Fund’s assets allocated to you. You also agree to notify us promptly upon detection of any material violations of your compliance policies and procedures that relate to the Fund or your activities as an investment adviser generally when such violation could be considered material to your advisory clients.

You shall keep the Fund’s books and records to be maintained by you and shall timely furnish to the Adviser all information relating to your services hereunder needed by the Adviser to keep other books and records of the Fund required by Rule 31a-1 under the Investment Company Act. You agree that all records which you maintain for the Fund are the property of the Fund and you shall surrender promptly upon request and without any charge to the Fund any of such records required to be maintained by you.

Upon reasonable request from the Adviser, you will reasonably assist the Valuation Committee of the Trust in valuing securities or other financial instruments of the Fund as may be required from time to time, including making available information of which you have knowledge related to the securities or other financial instruments being valued.

You shall promptly provide the Trust and the Adviser with any information you receive regarding class action claims or any other legal matters involving any security or other financial instrument held in the Fund and shall cooperate with the Trust and the Adviser to the extent reasonably necessary for the Trust or the Adviser to pursue and/or participate in any such action or matter.

In the performance of your duties hereunder, you are and shall be an independent contractor and unless otherwise expressly provided herein or otherwise authorized in writing, shall have no authority to act for or represent the Trust or the Fund in any way or otherwise be deemed to be an agent of the Trust or the Fund or of the Adviser. You will make your officers and employees available to confer with the Trustees and the Trust’s or Adviser’s officers at least quarterly on reasonable notice to review the investments and investment program of the portion of the Fund’s assets allocated to you in light of current and prospective economic and market conditions. You will cooperate to the extent reasonably necessary with the Trust’s independent public accountants and take all reasonable action in the performance of services and obligations under this Agreement to assure that the information needed by such accountants is made available to them for the expression of their opinion without any qualification as to the scope of their audit, including, but not limited to, their opinion included in the Trust’s annual report under the Investment Company Act and annual amendment to the Trust’s registration statement under the Investment Company Act.

Nothing in this Agreement shall limit or restrict the right of any of your directors, officers and employees to engage in any other business or to devote his or her time and attention in part to the management or other aspects of any business, whether of a similar or a dissimilar nature, nor limit or restrict your right to engage in any other business or to render service of any kind to any other corporation, firm, individual or association, except as specifically prescribed in paragraph 4.

COMGEST ASSET MANAGEMENT INTERNATIONAL LIMITED

HARBOR FOCUSED INTERNATIONAL FUND

JUNE 1, 2019

The Adviser hereby acknowledges and consents to your use of designated persons of your affiliates in providing services under the Agreement with respect to such portion of the Fund’s assets that are allocated to you, including but not limited to personnel of Comgest S.A. and Comgest Singapore Pte Ltd. You will ensure that all such personnel will be associated persons of you and subject to your supervision. You will also ensure that all such personnel are subject to your compliance program under Rule 206(4)-7 under the Investment Advisers Act, including your personal trading code of ethics under Rule 204A-1 under the Investment Advisers Act. For the avoidance of doubt, you will be responsible for the costs of the foregoing use of the services of the designated persons of your affiliates, including, without limitation, any fees and expenses of the affiliate, and you will be liable, in accordance with paragraph 6 of this Agreement, for the acts and omissions of the personnel of such affiliates as if such acts and omissions were your own.

3.	Allocation of Charges and Expenses. You will bear your own costs of providing services hereunder. You will not be required to pay any expenses of the Fund.

4.

Compensation of the Subadviser. For all investment management services to be rendered hereunder, the Adviser will pay to you a fee, as set forth in Schedule A hereto, quarterly in arrears, based on a percentage of the average daily net assets (as defined below) of the portion of the Fund that you managed during the quarter. “Average daily net assets” means the average of the values placed on the net assets of the portion of the Fund that you managed on each day on which the net asset value of the Fund’s portfolio is determined. The net assets of the Fund are valued by the Fund’s custodian in the manner specified in the Fund’s Prospectus and Statement of Additional Information, as amended or supplemented. If determination of the value of net assets is suspended for any particular business day, then for the purposes of this paragraph 4, the value of the net assets of the Fund as last determined shall be deemed to be the value of the net assets. If the Fund’s custodian determines the value of the net assets of the Fund’s portfolio more than once on any day, the last such determination thereof on that day shall be deemed to be the sole determination thereof on that day for the purposes of this paragraph 4.

Should you agree to a lower effective fee rate than the fee rate set forth in Schedule A to be paid by any other advisory client invested in your Global ex-U.S. strategy (or any successor to such strategy) where that client has (i) a similar account size as the portion of the Fund’s assets for which you serve as sub-investment adviser and (ii) a similar account type (i.e., pooled investment vehicle), then the Adviser will be notified within thirty (30) business days after such lower fee becomes applicable to the client, and you will offer the same fee to the Fund. For the avoidance of doubt, this provision shall not apply in respect of (1) any account or fee arrangement that was in place on or before the date of this Agreement, (2) any Comgest branded pooled funds that are not registered as U.S. open-end mutual funds, or (3) any client that would otherwise be caught by this provision, where such client pays you a performance related fee.

COMGEST ASSET MANAGEMENT INTERNATIONAL LIMITED

HARBOR FOCUSED INTERNATIONAL FUND

JUNE 1, 2019

5.

Avoidance of Inconsistent Position and Brokerage. In connection with purchases or sales of securities and other financial instruments for the account of the portion of the Fund allocated to you, neither you nor any of your directors, officers, employees or affiliates will act as a principal or agent or receive any compensation in connection with the purchase or sale of securities and other financial instruments by the Fund, other than the compensation provided for in this Agreement, except as permitted by the Investment Company Act and approved by the Board. You or your agent shall arrange for the placing of all orders for the purchase and sale of securities and other financial instruments for the portion of the Fund’s account allocated to you with brokers or dealers selected by you. In the selection of such brokers or dealers and the placing of such orders, you are directed at all times to seek for the Fund, in accordance with your Best Execution and Order Handling Policy as provided to the Adviser, the most favorable net price and efficient execution available. You will furnish the Adviser from time to time with copies of all material amendments of or supplements to the foregoing Best Execution and Order Handling Policy. It is also understood that it is desirable for the Fund that you have access to supplemental investment and market research and security and economic analyses provided by certain brokers who may execute brokerage transactions at a higher cost to the Fund than may result when allocating brokerage to other brokers on the basis of seeking the most favorable price and efficient execution. Therefore, you are authorized, consistent with the provisions of Section 28(e) of the Securities Exchange Act of 1934, to place orders for the purchase and sale of securities and other financial instruments for the Fund with such certain brokers if you determine, in good faith, that such commission is reasonable in relation to the value of the brokerage and/or research services provided by such broker-dealer, viewed in terms of either that particular transaction or your overall responsibilities with respect to the Fund, subject to review by the Board from time to time with respect to the extent and continuation of this practice. It is understood that the services provided by such brokers may be useful to you in connection with your services to other clients.

If any occasion should arise in which you give any advice to clients of yours concerning the Shares of the Fund, you will act solely as investment counsel for such clients and not in any way on behalf of the Fund.

You will advise the Trust’s custodian and the Adviser on a prompt basis of each purchase and sale of a security and other financial instrument, specifying the name of the issuer, the description and amount or number of shares of the security purchased, the market price, commission and gross or net price, trade date, settlement date and identity of the effecting broker or dealer and such other information as may be reasonably required. From time to time as the Board or the Adviser may request, you will furnish to the Trust’s officers and to each of its Trustees reports on portfolio transactions and reports on issues of securities and other financial instruments held in the portfolio, all in such detail as the Trust or the Adviser may reasonably request.

On occasions when you deem the purchase or sale of a security or other financial instrument to be in the best interest of the Fund as well as other of your clients, you, to the extent permitted by applicable laws and regulations, may, but shall be under no obligation to, aggregate the securities or other financial instruments to be sold or purchased in order to obtain the most favorable price or lower brokerage commissions and efficient execution. In such event, allocation of the securities or other financial instruments so purchased or sold, as well as the expenses incurred in the transaction, shall be made by you in the manner you consider to be the most equitable and consistent with your fiduciary obligations to the Fund and to such other clients.

COMGEST ASSET MANAGEMENT INTERNATIONAL LIMITED

HARBOR FOCUSED INTERNATIONAL FUND

JUNE 1, 2019

6.

Limitation of Liability of Subadviser. You shall not be liable for any error of judgment or mistake of law or for any loss suffered by the Fund or the Adviser in connection with the matters to which this Agreement relates, except a loss resulting from willful misfeasance, bad faith or gross negligence on your part or from reckless disregard by you of your obligations and duties under this Agreement.

7.	Representations and Warranties. You represent and warrant that:

(a)	You are an investment adviser registered under the Investment Advisers Act;

(b)

You are or will be registered as a Commodity Trading Advisor (CTA) and a Commodity Pool Operator (CPO) under the Commodity Exchange Act with the Commodity Futures Trading Commission (CFTC) and the National Futures Association (NFA), or are not required to register pursuant to an applicable exemption;

(c)

You are a limited company duly organized and properly registered and operating under the laws of the Republic of Ireland with the power to own and possess its assets, perform your obligations under this Agreement, and to carry on your business as it is now being, and to be, conducted;

(d)

The execution, delivery and performance of this Agreement are within your powers and have been duly authorized by all necessary action and no action by or in respect of, or filing with, any governmental body, agency or official is required on your part for the execution, delivery and performance of this Agreement, and your execution, delivery and performance of this Agreement does not contravene or constitute a default under (i) any provision of applicable law, rule or regulation, (ii) your governing instruments, or (iii) any agreement, judgment, injunction, order, decree or other instrument binding upon you;

(e)

You will maintain insurance coverage in such amounts considered commercially reasonable and appropriate under current industry practice for an investment adviser of your size and business model, as such may change from time to time, and will promptly provide the Adviser with notification of any materially adverse changes to or cancellation of such coverage; and

(f)	You will promptly notify the Adviser and the Trust if you suffer a material adverse change in your business that would materially impair your ability to perform your relevant duties for the Fund.

8.

Duration and Termination of this Agreement; Survival. This Agreement shall remain in force until June 1, 2021 and from year to year thereafter, but only so long as such continuance, and the continuance of the Adviser as investment adviser of the Fund, is specifically approved at least annually in the manner prescribed in the Investment Company Act and the rules and regulations thereunder, subject however, to such exemptions as may be granted by the U.S.

COMGEST ASSET MANAGEMENT INTERNATIONAL LIMITED

HARBOR FOCUSED INTERNATIONAL FUND

JUNE 1, 2019

Securities and Exchange Commission (“SEC”) by any rule, regulation or order. This Agreement may, on 30 days’ written notice, be terminated at any time without penalties charged to the Fund, by the Board, by vote of a majority of the outstanding voting securities of the Fund, by the Adviser, or by you. This Agreement will terminate immediately upon its assignment or the assignment of the investment advisory agreement between the Adviser and the Trust, on behalf of the Fund. In interpreting the provisions of this Agreement, the definitions contained in Section 2(a) of the Investment Company Act (particularly the definitions of “interested person”, “assignment” and “majority of the outstanding voting securities”), as from time to time amended, shall be applied, subject however, to such exemptions as may be granted by the SEC by any rule, regulations or order. The provisions of paragraphs 6, 10 and 13 shall survive the termination of this Agreement.

9.

Amendment of this Agreement. No provision of this Agreement may be changed, waived, discharged or terminated orally, but only by an instrument in writing signed by the party against whom enforcement of the change, waiver, discharge or termination is sought, and no material amendment of this Agreement shall be effective until approved by the Board of Trustees, including a majority of the Trustees who are not interested persons of the Adviser or you or of the Trust.

It shall be your responsibility to furnish to the Board of Trustees such information as may reasonably be necessary in order for the Trustees to evaluate this Agreement or any proposed amendments thereto for the purposes of casting a vote pursuant to paragraphs 8 or 9 hereof.

10.

Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Illinois without regard to conflict of law principles and the Investment Company Act. To the extent that the applicable laws of the State of Illinois conflict with the applicable provisions of the Investment Company Act, the latter shall control.

11.

Miscellaneous. It is understood and expressly stipulated that neither the holders of Shares of the Trust or the Fund nor the Trustees shall be personally liable hereunder. All persons dealing with the Trust or the Fund must look solely to the property of the Trust or the Fund for the enforcement of any claims against the Trust or the Fund as none of the Trustees, officers, agents or shareholders assume any personal liability for obligations entered into on behalf of the Trust or the Fund. No series of the Trust shall be liable for any claims against any other series or assets of the Trust.

The Adviser shall ensure that a Legal Entity Identifier number (“LEI”) is maintained for the Fund during the continuance of this Agreement and that you are advised of such LEI number.

You are instructed that in respect of the Fund you may trade outside of a regulated market or a Multilateral Trading Facility and are not required to make public client limit orders of shares admitted to trading on a regulated market which are not immediately executed under prevailing market conditions.

COMGEST ASSET MANAGEMENT INTERNATIONAL LIMITED

HARBOR FOCUSED INTERNATIONAL FUND

JUNE 1, 2019

Subject to compliance with applicable law either party may record telephone conversations with the other.

The captions in this Agreement are included for convenience of reference only and in no way define or delimit any of the provisions hereof or otherwise affect their construction or effect. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

This Agreement does not, and is not intended to, create any third-party beneficiary or otherwise confer rights, privileges, claims or remedies upon any shareholder or other person other than the parties (including the Trust with respect to the Fund) and their respective successors and permitted assigns.

12.

Prohibition on Consulting with other Subadvisers. You are not permitted to consult with any other subadviser to the Trust with respect to transactions by the Fund in securities or other financial instruments.

13.

Confidentiality and Data Protection. You shall maintain all non-public information regarding the Fund’s portfolio, including the list of portfolio securities held by the Fund, which you receive or have access to in the course of performing your duties hereunder as strictly confidential. You shall not disclose or disseminate such non-public information to any third party unless such disclosure is approved in writing by the Fund or the Adviser or is otherwise required by law. You shall not use your knowledge of non-public information regarding the Fund’s portfolio as a basis to place or recommend any securities transactions for your own or your affiliates’ (or your respective directors, officers and employees) benefit to the detriment of the Fund. If you are requested or required to disclose any confidential information concerning the Fund by any regulatory authority or pursuant to an order of a court or a facially valid administrative, legislative or other subpoena, then you shall, where not prohibited from doing so under applicable laws or regulations, immediately notify the Adviser of the request to allow the Adviser the opportunity to legally contest or limit the scope and terms of any such disclosure required by law.

More generally neither party shall disclose to any person (except with the written consent of the other party or where required to do so by a relevant regulatory authority or pursuant to an order of a court or a facially valid administrative, legislative or other subpoena) any information of a confidential nature of the other party of which it becomes possessed during the continuance of this Agreement and each party shall use its reasonable endeavors to prevent any such disclosure.

Notwithstanding the foregoing, the parties may disclose in confidence confidential information of the other party (including without limitation to their affiliates and to the Board of Trustees of the Fund) as may be required in order to perform the services or to enforce their obligations and rights under the Agreement.

The parties each undertake to comply with their obligations in relation to personal data under applicable data protection law.

14.

Use of Names. Neither party shall use the name, trademark or trade name of the other party or any of its affiliates or refer to the existence of this Agreement in any advertising, promotional or other material, whether in written, electronic or other form, distributed to any unaffiliated

COMGEST ASSET MANAGEMENT INTERNATIONAL LIMITED

HARBOR FOCUSED INTERNATIONAL FUND

JUNE 1, 2019

third party without obtaining specific prior written approval of the non-disclosing party. Notwithstanding the foregoing, you agree that the Adviser may use your name in advertising, promotional or other material related to the Fund; provided, however, that you have been given the opportunity to review and approve the use of your name in such material; and further provided that to the extent that you have reviewed and approved the use of your name in such materials, the Adviser shall be entitled to update such materials with statistical data without seeking your prior approval.

15.	Notices. All notices and other communications pursuant to this Agreement shall be communicated to a party by letter or email at the following address:

If to the Adviser:

Harbor Capital Advisors, Inc.

111 S. Wacker Drive, 34th Floor

Chicago, Illinois 60606

Attn: General Counsel

If to the Subadviser:

Comgest Asset Management International Limited

46 St. Stephen’s Green

Dublin 2

Ireland

Attn: Legal Department

[Signatures appear on the following page]

COMGEST ASSET MANAGEMENT INTERNATIONAL LIMITED

HARBOR FOCUSED INTERNATIONAL FUND

JUNE 1, 2019

If you are in agreement with the foregoing, please sign the form of acceptance on the accompanying counterpart of this Agreement and return one such counterpart to the Fund and the other such counterpart to the Adviser, whereupon this Agreement shall become a binding contract.

HARBOR FUNDS ON BEHALF OF
HARBOR FOCUSED INTERNATIONAL FUND

By:

Charles F. McCain, President

HARBOR CAPITAL ADVISORS, INC.

By:
Brian L. Collins, Executive Vice President

The foregoing Agreement is hereby accepted as of the date thereof.

COMGEST ASSET MANAGEMENT INTERNATIONAL LIMITED

By:

Name:

Title: